UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): February 24, 2010 (February 18, 2010)

TOWN SPORTS INTERNATIONAL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-52013 (Commission File Number)	20-0640002 (IRS Employer Identification Number)
5 Penn Plaza (4th Floor), New York, New York 10001
(Address of Principal Executive Offices, Including Zip Code)
(212) 246-6700
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 2.06. Material Impairments
     On February 18, 2010, the Audit Committee of the Board of Directors (the “Audit Committee”) of Town Sports International Holdings, Inc. (the “Company”) approved management’s recommendation to record a non-cash charge for the impairment of capitalized costs associated with the Company’s global information management system (“GIMS”) project. Approximately $10.2 million of costs associated with the GIMS project had been capitalized as of December 31, 2009, and all of these capitalized costs will be recorded as impaired assets in the quarter ended December 31, 2009.
     As previously disclosed, in 2008, the Company entered into an agreement with Ajilon Solutions Professional Staffing LLC (“Ajilon”) for the development of the GIMS software. At the time the Company entered into the agreement with Ajilon, the total cost for the GIMS project, inclusive of costs for hardware, software and website development, was projected to be between $12.0 million and $15.0 million, and the Company’s management expected to begin pilot testing of GIMS in the second half of 2009, with deployment to clubs in the first half of 2010.
     During 2009, as the Company’s management and consultants monitored the progress of the GIMS project, it became apparent that (i) Ajilon was increasingly falling behind the Company’s expected timetable for the GIMS project and (ii) Ajilon could no longer commit to delivery of the system within the agreed-upon budget. Following repeated unheeded requests for project-related information and an internal review of the progress of the project, the Company refused further payment to Ajilon on the GIMS project and all work on the project ceased in violation of the agreement.
     On September 22, 2009, the Company commenced litigation against Ajilon in the Supreme Court of the State of New York, New York County, alleging breach of contract, conversion and replevin, seeking, among other things, money damages against Ajilon for breaching its agreement to design and deliver the GIMS software, including an alleged failure to provide copies of the computer source code, related documentation, properly identified requirements documents and other property owned and licensed by the Company. On October 14, 2009, Ajilon brought a counterclaim against the Company for breach of contract, alleging, among other things, failure to pay outstanding invoices in the amount of $2.9 million plus other damages. To date, the Company has paid Ajilon $9.6 million. On October 15, 2009, the court granted the Company’s application for a preliminary injunction to obtain existing work product, including the partially-completed GIMS source code. On December 10, 2009, the court denied an application by the Company for a preliminary injunction requiring Ajilon to provide pre-existing software code and certain licenses for software used to run GIMS.

     From September 2009 until mid -February 2010, the Company’s management and its consultants commenced an assessment of the GIMS project, including the scope of the work on the GIMS project completed by Ajilon and the amounts, as well as the time and other resources, required to complete GIMS. Without access to the pre-existing software code and all related licenses, which Ajilon refused to provide, the Company could not perform a full assessment of the work in progress. In connection with that review, the Company’s management determined to proceed with the evaluation of alternatives.
     On February 5, 2010, the Company’s management presented to the Board of Directors the results of the assessment. On February 18, 2010, following a presentation by the Company’s management to the Audit Committee, the Audit Committee approved management’s recommendation that, as a result of it not being probable that the Company will use the GIMS software as originally expected, the Company would be required to take a non-cash charge of approximately $10.2 million for the impairment of the capitalized costs of the GIMS software and development efforts (which amount does not include the $2.9 million in unpaid invoices received from Ajilon which are currently in dispute), which will be reflected in the Company’s financial statements for the quarter ended December 31, 2009. This change is not expected to have any impact on the Company’s cash position.
     The litigation against Ajilon is currently in the pre-trial discovery phase. The Company intends to prosecute vigorously its claims against Ajilon and defend the asserted counterclaims by Ajilon, which the Company believes are without merit.
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     Except for the historical matters contained herein, statements in this Current Report on Form 8-K are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements involve risks and uncertainties many of which are outside our control, including, without limitation, specific factors discussed herein and in other releases and public filings made by the Company (including the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission). We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results may differ materially from anticipated results or outcomes discussed in any forward-looking statement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. (Registrant)
Date: February 24, 2010	By:	/s/ Daniel Gallagher
Daniel Gallagher
Chief Financial Officer